EXHIBIT 12.1
                                                                    ------------

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                                                                                                       Nine Months
                                                                          Year Ended December 31,                        Ended
                                                       ------------------------------------------------------------   September 30,
                                                         1998         1999         2000         2001         2002         2003
                                                       --------     --------     --------     --------     --------     --------
    Earnings:
        Income (loss) before income taxes              $  5,043     $ 20,151     $ 47,499     $ 50,340     $ 88,579     $ 76,143
        Fixed charges per below                           3,655       12,142       29,453       31,093       33,839       25,205
        Less: capitalized interest per below               --           --              8          213          218           29
        Current period amortization of interest
           capitalized in prior periods                    --           --           --           --           --           --
                                                       -------------------------------------------------------------------------

        Total earnings                                 $  8,698     $ 32,293     $ 76,944     $ 81,220     $122,200     $101,319
                                                       =========================================================================

    Fixed charges:
        Interest expense                               $  3,458     $ 11,531     $ 28,705     $ 30,045     $ 32,228     $ 23,838
        Capitalized interest                               --           --              8          213          218           29
        Interest portion of rent expense                    197          611          740          835        1,393        1,338
                                                       -------------------------------------------------------------------------

        Total fixed charges                            $  3,655     $ 12,142     $ 29,453     $ 31,093     $ 33,839     $ 25,205
                                                       =========================================================================

    Ratio of earnings to fixed charges                      2.4          2.7          2.6          2.6          3.6          4.0
                                                       =========================================================================